Exhibit 99.1

Christopher U. Missling, MS, PhD, MBA, President and CEO of Anavex Life Sciences Corp.

Dr. Missling, President and CEO of Anavex, has over 20 years of healthcare industry experience within large pharmaceutical companies, the biotech industry and investment banking. Prior to joining Anavex, he served as the Chief Financial Officer of Curis and ImmunoGen. In addition, at Aventis (now Sanofi), Dr. Missling served as head of financial planning on all aspects of financial strategy and M&A. His career experience also includes working as an investment banker in the healthcare practice at Deutsche Bank, serving pharmaceutical, biotech, and diagnostic companies, as well as serving as the head of healthcare investment banking at Brimberg & Co. in New York. Dr. Missling has an MS and PhD from the University of Munich in Chemistry and an MBA from Northwestern University Kellogg School of Management.

TWST: Can you tell us what Avanex is?

Dr. Missling: Anavex is a precision medicine company specializing in the development of small molecule technologies for the treatment of neurodevelopmental and neurodegenerative diseases. Neurodegeneration is the largest unmet medical need and includes Alzheimer’s and Parkinson’s disease. Neurodevelopmental indications, which are caused by genetic dysfunction, include autism, autism spectrum disorder, Fragile X, Rett syndrome and epilepsy.

TWST: Before we go on to other things, can you tell about the SIGMACEPTOR Discovery Platform is? Also, is this something that you are just using internally in the company or is it something that you outlicense or seek to outlicense?

Dr. Missling: SIGMACEPTOR is a high-throughput screening for discovering small molecule drugs with different affinity for targeting the sigma-1 receptor, and yes, it indeed can be outlicensed. SIGMACEPTOR is the core of the company because this is the basis for discovering compounds that target the sigma-1 receptor, among other important targets, which are relevant and involved in restoring cellular functions and homeostasis. This might be critical to improving the lives of patients suffering from both neurodevelopmental and neurodegenerative indications.

TWST: When you call it a discovery platform, can you provide a little more insight into what the platform consists of? Is it a screening system or a particular process?

Dr. Missling: We focus on small molecules, which are orally available, versus biologics, which typically must be injected. If you can give a patient a pill or oral formulation to take, then that is easier to administer compared to an injection for which you will need a physician or a nurse. Also, some people just don't like or tolerate injections. But the focus indeed is on small molecules.

TWST: What drug candidates are the farthest along in the pipeline? Where are they and when could they potentially be commercialized?

Dr. Missling: The most of advanced compound in our pipeline is ANAVEX 2-73, which is now in a Phase 2a clinical trial in 32 mild-to-moderate Alzheimer’s patients. The next most advanced compounds are ANAVEX 3-71 and ANAVEX 1-41, which are both at the pre-IND stage. The next stage of clinical trials is in preparation for ANAVEX 2-73: a larger Phase 2/3 study as well as another Phase 2 in an orphan indication, and it could be Rett syndrome.

TWST: Is this for Alzheimer's?

Dr. Missling: We will conduct the Phase 2/3 for Alzheimer’s.

TWST: Tell us, if you could, a little bit of a science behind the Alzheimer’s candidate, as it seems there is new information on ways to intervene in this disease process. Could you tell us how it works?

Dr. Missling: The underlying pathology of Alzheimer’s is not fully understood. The most studied hypothesis is the over-expression of beta amyloid. However, the disease is likely more complex, there are also other pathological manifestations like tau overexpression, but also inflammation, mitochondrial dysfunction and calcium imbalance in parallel. Irrespective of that, we are focusing on restoring cellular homeostasis, by activating the sigma-1 receptor, a protein that we all have in our body that is not utilized unless cells are not functioning well or out of balance, i.e. out of homeostasis. If and when cells are impaired, the sigma-1 receptor activation might help those cells to regain functionality through restoring homeostasis. We believe Alzheimer’s is a chronic neurodegenerative disease directly correlating with age, and it is similar in that way to Parkinson’s and other chronic dementia diseases. On the other hand when you have a genetic predisposition where the cells are constantly stressed or proteins are misfolded, or out of homeostasis, the body’s own repair system is probably over-challenged, overburdened, but with small molecules, you can increase the expression of the sigma-1 receptor, potentially restoring homeostasis and potentially reducing those dysfunctions. The difference would be the positive features mentioned before; we are seeing a reduction in amyloid beta but also in tau and inflammation. Calcium balance is restored and oxidative stress and mitochondrial dysfunction are improved. So our approach is not one hypothesis-dependent approach. It is utilizing a more comprehensive approach. It is more macro-management of disease rather than a micro-management approach to the disease stage. So, we are basically in sync with any hypothesis because the sigma-1 receptor is reacting independently to whatever form of dysfunction is caused by the disease. Possibly, an analogy is immuno-stimulation in oncology, where you similarly harness the body’s own existing armoire of defense by activating the body’s own immune system to help to fight the disease, and we are essentially utilizing a similar approach by activating the sigma-1 receptor, which restores cellular homeostasis.

TWST: Is ANAVEX 2-73 potentially a drug that somebody could take and an early stage when they are pre-symptomatic in order to arrest the disease? I know many of these medications ideally should be taken pre-symptomatically if and when we can get the appropriate diagnostic tools.

Dr. Missling: Yes.

TWST: But can you elaborate on the stage that this could be taken?

Dr. Missling: We presented preclinical data that ANAVEX 2-73 could halt the disease and it could improve cognitive function. It was also published that ANAVEX 2-73 might be able to prevent the symptoms of Alzheimer’s in a pre-clinical animal model. So the answer to the question is, it could be both; it could be possibly utilized for either situations or time points.

TWST: Forgive me if I'm overstepping my bounds here, but it almost sounds like something that, if it had a clean safety profile, you could even take as a prophylactic or a vaccination because you just alluded to the fact that it improved cognitive function in people. Is this at all possible do you think?

Dr. Missling: We would have to prove that in clinical trials before claiming that.

TWST: Right, you're saying it's not out of the question at this stage?

Dr. Missling: It is not out of the question, but we cannot claim that at this point.

TWST: If all goes well, when might be the earliest timeframe ANAVEX 2-73 could be on the market? I'm assuming, given the disease it's targeting, that the FDA would want to expedite approval.

Dr. Missling: It's too early for us to give a time point for that because we are really thinking step by step to establish safety first, and the current study is running for 52 weeks. But today, it's really hard to tell because it depends on the data.

TWST: Do you have the financing you need to get through the development of ANAVEX 2-73 at this current stage?

Dr. Missling: Yes, we believe that sufficient financing in place and also because we are working with several foundations on specific diseases like the Michael J. Fox Foundation that has supported us very strongly for exploring ANAVEX 2-73 in a pre-clinical study of Parkinson’s disease, for which positive data was recently reported on September 22nd. And we also received support from the Rettsyndrome.org foundation, which also supported exploring ANAVEX 2-73 in a pre-clinical study in Rett syndrome, a rare disease for which Anavex received FDA orphan designation this year. We might continue these collaborations if the data continues to be promising.

TWST: Do you have any other agreements in place that you wanted to mention to the investor community? Also, are you seeking any agreements in order to move the company forward? And, if so, can you elaborate on what you might be seeking at this time?

Dr. Missling: We announced on September 28th that Biogen has signed a material transfer agreement with Anavex to explore ANAVEX 2-73 for a completely different indication, multiple sclerosis, which is the main focus of Biogen’s portfolio. We obviously are excited to work with Biogen to explore the potential of ANAVEX 2-73 in multiple sclerosis. On October 5th, we announced a collaboration with Ariana Pharma under which we’ll use Ariana’s proprietary KEM® (Knowledge, Extraction, Management) patient stratification technology to potentially accelerate ANAVEX 2-73’s Phase 2/3 Alzheimer’s clinical development timelines. KEM® is a comprehensive and FDA-tested clinical data analysis system that enables full exploitation of complex datasets of smaller numbers of patients.

TWST: Regarding Biogen, can you elaborate a little bit on the agreement terms as to which party does what?

Dr. Missling: It is a material transfer agreement in which Biogen will explore ANAVEX 2-73 in an in-house remyelination experiment of multiple sclerosis at its own costs. We are just providing the compound. After that, the evaluation will take place depending on what the findings are, and then discussions are expected to continue from that point on.

TWST: Does Anavex own most of its IP, or are you sharing it with others?

Dr. Missling: Yes, the company owns it.

TWST: I know you are knee-deep in some very important work, but if, let us say all goes well, where do you see the company going in the future? Do you want to stay in the neurology area? Do you see increased partnerships in the future? Can you elaborate on any kind of longer-term vision?

Dr. Missling: Yes, we are focusing on the central nervous system. And I mentioned specifically indications like Alzheimer’s and Parkinson’s disease, and then also for the neurodevelopmental orphan designations or rare diseases like Rett syndrome, infantile spasm and Fragile X, which is a special form of autism. Then, we also work on improving pain management. So we have a balanced pipeline, but the main focus is indeed on the central nervous system.

TWST: Did you want to say anything further on partnerships?

Dr. Missling: For larger markets like Alzheimer’s disease, partnerships for commercialization are very common. This is something that no small company can market by itself and, for that reason, at some point in time, there will be certainly discussions in that direction.

TWST: When might that be happening? Perhaps pre-Phase 3 or afterwards?

Dr. Missling: Our goal is always to create the highest possible value for shareholders. When you enter into such a collaboration or partnership for a larger indication, we will always try to aim for improving the outcome for the shareholders.

TWST: Are there any significant management or operational changes likely to take place in the next year and, if so, can you elaborate on what they might be and what they are for?

Dr. Missling: We are consistently growing in a thoughtful manner and we are adding people selectively because we are still relatively small. So this will be at an incremental and carefully considered pace. We intend to have several clinical trials up and running next year. One will likely be an orphan indication. All those trials will be double-blind placebo-controlled studies.

TWST: As a CEO, what is your chief challenge right now? And what are you doing to address it?

Dr. Missling: The chief challenge is really to keep in mind that drug development has inherent risks, and we would like to address those in order to reduce those risks to the extent possible. So we try to always do everything to the best of our knowledge and ability to minimize clinical trial risks in particular. That is the most important task for us and for me.

TWST: What do you want a potential investor in Anavex to know today?

Dr. Missling: We are a dedicated team and most of us have big pharmaceutical backgrounds. We want to help patients in indications like Alzheimer’s and Parkinson’s, but also those other devastating diseases like Rett syndrome and infantile spasm for which there are no cures for people today.

TWST: Is there anything you wanted to add that we haven't touched upon?

Dr. Missling: We believe the results we have demonstrated to date with ANAVEX 2-73 and other compounds both clinically and pre-clinically are quite encouraging. We would encourage investors to visit our website at www.anavex.com to learn more.

TWST: Thank you.

Dr. Missling: Thank you.